Exhibit 99.1

AchieveRx Reports Third Quarter 2026 Financial Results and Provides Business Updates

Launched new corporate brand as AchieveRx, The Quit Company (Nasdaq: QUIT)

Presented 52-week ORCA-OL data at the CHEST 2026 Annual Meeting showing that nearly one in three adults still smoking or vaping after a supervised quit attempt in a prior trial (a median of five quit attempts among those who smoked) had quit by the end of treatment, with quit rates rising over the course of the year

Expanded leadership team with two senior appointments, strengthening the launch team

Completed three commercial-scale stability batches for U.S.-based finished drug product manufacturing; NDA resubmission remains on track for the fourth quarter of 2026

Cash, cash equivalents, and marketable securities of $201.5 million as of September 30, 2026

SEATTLE and VANCOUVER, British Columbia, Nov. 10, 2026 (GLOBE NEWSWIRE) -- Achieve Life Sciences, Inc., doing business as AchieveRx (AchieveRx or the Company) (Nasdaq: QUIT), a late-stage pharmaceutical company focused on the global development and commercialization of cytisinicline as a treatment for nicotine dependence, today announced financial results for the third quarter of 2026 and provided business updates.

“Becoming AchieveRx, The Quit Company, reflects our shift from a clinical-stage company to one preparing to launch what could be the first new FDA-approved prescription medicine in 20 years to help people who smoke quit,” said Andrew D. Goldberg, MD, Chief Executive Officer, AchieveRx. “Our 52-week ORCA-OL results add to the growing body of evidence supporting cytisinicline as a potential treatment option for people looking to quit smoking. With an experienced launch team and our NDA resubmission on track for later this year, we are well positioned to bring cytisinicline to people who want to quit, if it is approved.”

Key Highlights

Clinical and Regulatory

•
In October, AchieveRx presented 52-week results from its long-term, open-label ORCA-OL trial of cytisinicline 3 mg three times daily at the CHEST 2026 Annual Meeting. The trial enrolled a hard-to-treat population of 479 adults, all of whom were still smoking and/or vaping after a counseling-supported quit attempt in a prior ORCA trial. Participants were in their mid-fifties on average, ranging up to age 79, and many had a history of chronic conditions; those who smoked had made a median of five quit attempts before ORCA-OL. Quit rates (four-week continuous abstinence) rose over the course of treatment, from 25.5% at Weeks 9–12 to 31.2% at Weeks 49–52. At the end of treatment, 39.4% of participants new to cytisinicline had quit, as had 27.8% of those who had taken cytisinicline in a prior trial and were still smoking or vaping.

Cytisinicline was generally well tolerated over the 52 weeks, and the independent Data Safety Monitoring Committee identified no new safety signals.
•
Continued the transition of finished drug product manufacturing of cytisinicline to U.S.-based Adare Pharma Solutions (Adare), completing the production of three commercial-scale stability batches at Adare’s facility. Resubmission of the New Drug Application (NDA) remains on track for the fourth quarter of 2026, and the Company anticipates potential FDA approval by the end of the second quarter of 2027, with U.S. commercial launch to follow, if approved.

Corporate

•
Introduced a new corporate brand identity reflecting the Company’s transformation toward a commercial-stage company. As announced on November 9, 2026, Achieve Life Sciences, Inc., is now doing business as AchieveRx, The Quit Company, and has begun trading under the Nasdaq ticker symbol “QUIT.”
•
Continued strengthening the leadership team with two senior appointments as the Company moves toward potential commercialization: Ben Halladay as Chief Financial Officer; and Kaitlyn Tuson as Senior Vice President, Marketing and Communications, building on the previously announced appointments of Ronald Dadino as Senior Vice President, CMC and Supply Chain; and Gloria Cosgrove as Senior Vice President, Global Quality.

Financial Results
As of September 30, 2026, the Company’s cash, cash equivalents, and marketable securities were $201.5 million, compared to $187.3 million as of June 30, 2026. The increase in cash, cash equivalents, and marketable securities was primarily due to proceeds received from the exercise of previously issued warrants. Total operating expenses for the three and nine months ended September 30, 2026, were $20.5 million and $49.4 million, respectively. Total net loss for the three and nine months ended September 30, 2026, were $12.1 million and $97.0 million, respectively. Net loss for the quarter includes a non-cash gain of $6.9 million related to the change in fair value of the warrant liabilities issued in connection with the Company’s private placement in the second quarter of 2026.

“The opportunity ahead of us is large, and so is our duty to fund it well,” said Ben Halladay, Chief Financial Officer, AchieveRx. “We’re entering this next phase with a strong balance sheet, and my priority is disciplined capital allocation that supports both our NDA resubmission and readiness for a potential U.S. launch in 2027.”

About AchieveRx

AchieveRx is a late-stage pharmaceutical company with a singular focus on nicotine dependence. AchieveRx’s mission is to develop medicine for people who want to quit smoking or vaping. That medicine is cytisinicline, an investigational compound. Three ideas guide the Company: simplicity, science, and second chances, for good™. To learn more, visit www.AchieveRx.com.

About Cytisinicline
Cytisinicline is an investigational compound that binds to nicotinic receptors. It is being developed as an oral tablet to aid smoking and e-cigarette cessation in adults. The FDA has granted the vaping cessation program Breakthrough Therapy designation and a Commissioner’s National Priority Voucher. The NDA for cytisinicline for smoking cessation in adults is supported by two successfully completed Phase 3 studies (ORCA-2 and ORCA-3) and an open-label long-term safety study (ORCA-OL). The Company has also completed a Phase 2 study of cytisinicline in e-cigarette cessation (ORCA-V1) and held an end-of-Phase 2 meeting with the FDA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements regarding the timing and outcome of the Company’s planned NDA resubmission for cytisinicline and potential FDA approval, the Company’s transition of finished drug product manufacturing to Adare, the timing of any potential U.S. commercial launch, the potential benefits of and market for cytisinicline, the Company’s commercialization plans and readiness, the Company’s cash position and use of capital, and the anticipated benefits of new executive leadership. The Company may not achieve its plans, projections, or other expectations and may not be able to successfully complete its NDA resubmission or obtain regulatory approval for cytisinicline on the anticipated timeline or at all. Factors that could cause actual results to differ materially include, among others: whether the Company generates stability data sufficient to support the NDA resubmission on the anticipated timeline; whether the resubmission adequately addresses the matters cited in the FDA’s complete response letter or the FDA requires additional data prior to approval; the outcome of any pre-approval inspection of Adare or other manufacturers and their ability to supply cytisinicline; the outcome of the Company’s dispute with Sopharma AD; the Company’s ability to raise additional capital as needed; and the Company’s ability to successfully commercialize cytisinicline, if approved. These statements are based on management’s current expectations and beliefs and are subject to risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including those detailed in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors
Nicole Jones

ir@achieverx.com

425-686-1510

Media

Kaitlyn Tuson

media@achieverx.com

Consolidated Statements of Loss
(In thousands, except per share and share data)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

Operating expenses:
Research and development	6,214	5,320	13,314	19,124
General and administrative	14,321	9,372	36,076	21,025
Total operating expenses	20,535	14,692	49,390	40,149
Loss from operations	(20,535)	(14,692)	(49,390)	(40,149)
Other income	8,425	251	(47,657)	163
Net loss	$(12,110)	$(14,441)	$(97,047)	$(39,986)

Basic and diluted net loss per share	$(0.11)	$(0.28)	$(1.15)	$(0.99)

Weighted average number of basic and diluted common shares	105,477,761	51,017,662	84,314,259	40,189,095

Consolidated Balance Sheets
(In thousands)

			September 30,	December 31,
			2026	2025

Assets:
Cash, cash equivalents and marketable securities			$201,518	$36,404
Prepaid expenses and other current assets			1,894	3,485
Other assets and restricted cash			253	52
Right-of-use assets			974	64
Other intangible assets			166	—
License agreement			584	751
Goodwill			1,034	1,034
Total assets			$206,423	$41,790

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities			$10,240	$3,760
Current portion of long-term obligations			286	61
Current portion of convertible debt			7,454	3,704
Contingent consideration			1,407	1,557
Non-current portion of convertible debt			5,595	11,185
Other long-term obligations			712	5
Stockholders' equity			180,729	21,518
Total liabilities and stockholders' equity			$206,423	$41,790